Exhibit T3B.81

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT OF

CBL/BROOKFIELD I, LLC

This Amendment (the “Amendment”) to the Limited Liability Company Agreement of CBL/Brookfield I, LLC is hereby adopted this 25th day of June, 2009, by CBL/J I, LLC, a Delaware limited liability company (the “Member”), as the sole member of CBL/Brookfield I, LLC (the “Company”).

WITNESSETH:

WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Agreement of CBL/Brookfield I, LLC (the “Agreement”) dated December 5, 2000, as a Delaware limited liability company; and

WHEREAS, the Company has been organized for the purpose of being the Managing General Partner of Brookfield Square Joint Venture (the “Partnership”), which Partnership has been organized for the purpose of conducting the sole business activity of owning and operating certain real estate and the improvements thereon located in Brookfield, Wisconsin and commonly known as “Brookfield Square” (hereinafter referred to sometimes as the “Property” and sometimes herein as the “Mortgaged Premises”); and; and

WHEREAS, the Property is encumbered by that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement Filing dated October 4, 2005 and recorded on October 6, 2005 in the Waukesha County, Wisconsin Register’s Office as Document No. 3324389 (the “Mortgage”) securing a loan in the original principal amount of $105,000,000.00 (the “Loan”) from Teachers Insurance and Annuity Association of America (and together with its successors and assigns as the owner and holder of the Loan referred to herein as the “Lender”), as evidenced by a promissory note in the aggregate amount of $105,000,000.00 to Lender (the “Note”); and

WHEREAS, the Lender have required as an ongoing condition of the Loan that the Company, as the General Partner of the Partnership, shall be bound by certain covenants with respect to the independence and separateness of the indebtedness and operations of the Company from any affiliated entity of the Company;

WHEREAS, the Member desires to amend the Agreement to comply with the conditions imposed by the Lender to obtain the Loan;

NOW, THEREFORE, in consideration of the foregoing, the Agreement is hereby amended as follows:

1.	Section 1.1(h) of the Agreement is hereby deleted in its entirety, and the following language substituted in lieu thereof:

(h)

“Manager(s)” means the members of the Company’s Managers as described in Article VIII consisting of the Chief Manager, the Secretary, the one (1) Independent Manager and/or any subsequent or additional Manager as may be elected by the Member.

2.	Section 3.1 of the Agreement is hereby deleted in its entirety, and the following language substituted in lieu thereof:

3.1    Purpose. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the purposes for which the Company is formed arc limited solely to (i) owning, holding, leasing, operating and managing the Mortgaged Premises, (ii) performing its obligations under the Loan documents, (iii) refinancing the Mortgaged Premises in connection with a repayment of the Note, (iv) selling, exchanging, transferring and refinancing the Mortgaged Premises to the extent permitted under the Loan documents and (v) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a disregarded entity under federal tax laws. Subject to the terms of this Agreement, the Managers (except the Independent Manager shall not participate in such decision unless specifically stated otherwise in this Agreement) shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a disregarded entity under federal tax laws.

3.	Section 7.1 of the Agreement is hereby deleted in its entirety, and the following language substituted in lieu thereof:

7.1    Management of Company. Subject to Article XII and Section 8.10 hereof, the overall management of the business and affairs of the Company shall be vested in the Chief Manager; provided, however, the Independent Manager shall only be authorized, expected and required to participate in the decisions described in Section 8.10(b). The Independent Manager shall have no obligation to monitor the day-to-day affairs of the Company or participate in the operations of the Company or its business other than participation in the decisions described in Section 8.10(b). All decisions (other than those set forth in Section 8.10(b)) with respect to the management of the Company shall be made by the Managers excluding the Independent Manager.

4.	Section 8.1 of the Agreement is hereby deleted in its entirely, and the following language substituted in lieu thereof:

8.1     Election, Withdrawal and Removal of Managers. The Company shall at all times have at least three (3) Managers, those being the Chief Manager, the Secretary and one (1) Independent Manager. The Chief Manager, Secretary and Independent Manager shall be the Persons designated as such on Exhibit “C”, each of whom shall hold office until removal from office or until his/her/its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary and Independent Manager, may be held by the same Person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers except as to any substitute for the Independent Manager unless pursuant to Section 8.10(c). The Members may, at any time and without cause, remove any one (1) or more of the Managers except the Independent Manager other than as set forth in Section 8.10(c). The Members may, at any time, eliminate any Manager position other than that of the Chief Manager, the Secretary and the Independent Manager. Subject to Section 8.10(a), any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect his/her/its status as a Member, if any.

5.	The following language is hereby added as Section 8.10 of the Agreement:

8.10     The Independent Manager; Authority of Independent Manager; Replacement of Independent Manager.

(a)    Independent Manager. As stated herein, the Company’s Managers shall include one (1) Independent Manager reasonably satisfactory to Lender. The Company’s initial Independent Manager is the person set forth and designated on Exhibit “C” attached hereto. An “Independent Manager” (including the Independent Manager set forth on Exhibit “C” attached hereto) shall mean a manager of the Company who is a natural person who is not at the time of initial appointment, or at any time while serving as an Independent Manager of the Company, and has not been at any time during the preceding five (5) years: (i) a stockholder, manager (other than as an Independent Manager of the Company), officer, trustee, employee, partner, member, director, attorney or counsel of Member, the Company, any Affiliate of either of them or any direct or indirect parent of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Company, Member or any Affiliate of either of them, (iii) a Person or other entity controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family by blood or marriage of any such stockholder, director, officer, trustee, employee, partner, customer, supplier or other Person; provided, however, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the Company if such individual is at the time of initial appointment, or at any time while serving as an Independent Manager of the Company, an independent director, member or manager provided by a nationally-recognized company that provides professional independent directors and managers and other corporate services in the ordinary course of its business (a “Professional Independent Manager”). A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager of a “special purpose entity” affiliated with the Company shall not be disqualified from serving as an Independent Manager of the Company if such individual is either (a) a Professional Independent Manager or (b) the fees that such individual earns from serving as independent manager of affiliates of the Company constitute in the aggregate less than five percent (5%) of such individual’s annual income. Notwithstanding the immediately preceding sentence, an Independent Manager may not simultaneously serve as Independent Manager of the Company and independent manager of a special purpose entity that owns a direct or indirect equity interest in the Company or a direct or indirect interest in any co-borrower with the Company. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions contained in Section 12.3 of this Agreement. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. No Independent Manager shall at any time serve as a trustee in bankruptcy for any affiliate of the Company. When the term “Independent Manager” or “Independent Director” is used with respect to the director or manager of an entity other than the Company (whether such term is capitalized or not), the definition of such term shall be the same as the foregoing, except that the name of such other entity shall be substituted for “the Company” throughout the foregoing definition.

The Independent Manager is the intended beneficiary of this Agreement, and the Member confirms that this Agreement is a legal, valid and binding agreement of the Member, enforceable against the Member by the Independent Manager.

(b)    Authority of Independent Manager. Notwithstanding any other provision of this Agreement or any other document governing the formation, management or operation of the Company, until all obligations under the Loan are no longer outstanding or the Company is no longer otherwise required to make principal or interest payments pursuant to a permitted defeasance under the Mortgage (whichever is earlier to occur), the following matters shall require the prior unanimous written consent of the Member and the Managers, including the Independent Manager, before the specified action may be taken by the Company or any Member, Manager or other Person on behalf of the Company and, therefore, no action on the following matters shall be taken by the Company or any Member, Manager or other Person on behalf of the Company unless the

Company has one Independent Manager then serving in such capacity and such Independent Manager shall consent to the following matters:

(i)    To file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding on behalf of or for the Company or the Partnership; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of or for the Company or the Partnership;

(ii)    To seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the Partnership;

(iii)    To make any assignment for the benefit of the Company’s creditors or the Partnership’s creditors;

(iv)    To admit in writing the Company’s or the Partnership’s inability to pay its debts generally as they become due;

(v)    To take any action in furtherance of any of the foregoing; and

(vi)    To amend the Articles of Organization of the Company and/or this Agreement or the Articles of Formation of the Partnership or the Amended and Restated Partnership Agreement of the Partnership (other than any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the Articles of Organization or this Agreement); provided, however, that the power to amend shall be subject to the provisions of Section 11.7.

Except as otherwise specifically provided herein, approval of all other matters brought before the Managers shall require the vote of a majority of the Managers, excluding the Independent Manager.

(c)    Replacement of an Independent Manager. Until all obligations under the Loan arc no longer outstanding or the Company is no longer otherwise obligated to make principal or interest payments pursuant to a permitted defeasance under the Mortgage (whichever is earlier to occur), the Member shall not remove, and the resignation of an Independent Manager shall not be effective unless and until, (i) with regards to the removal of the Independent Manager, there is cause for such removal and Lender has consented in writing to such removal in its reasonable discretion, (ii) a new Independent Manager having the characteristics as set forth in Section 8.10(a) has been appointed effective as of the time of such removal or resignation, (iii) such successor Independent Manager shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement, and (iv) Lender has consented in writing to the new Independent Manager in its reasonable discretion. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as reasonably practicable, appoint a successor Independent Manager with the prior written consent of the Lender in its reasonable discretion. In addition the Independent Manager shall directly notify Lender within five (5) days of its removal or resignation

(d)    Expenses of Independent Manager for Third Party Reviews/Assessments/Opinions. In the event the Independent Manager is called upon to participate in a decision set forth in Section 8.10(b) and such Independent Manager deems it advisable to retain third parties, including third party counsel, accountants, financial consultants or other professionals, to assist him in the review and analysis of the proposed action on such decision, the Company, upon presentation by the Independent Manager of written evidence of the fees or costs paid by the Independent Manager for such assistance, shall promptly reimburse the Independent Manager for the reasonable costs of such assistance.

(e)    Limitations. To the fullest extent permitted by law, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on any matter set forth in subsection (b) above. Except as provided in the foregoing, in exercising her rights and performing her duties under this Agreement, the Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any affiliate of the Company.

6.	The following language is hereby added as ARTICLE XII of the Agreement:

ARTICLE XII

SPECIFIC COVENANTS

Notwithstanding any provision in this Agreement to the contrary or in any other document governing the formation, management or operation of the Company, until (i) all obligations under the Loan are no longer outstanding or (ii) the Company is no longer otherwise obligated to make principal or interest payments under the Notes and Mortgage (whichever is the earlier to occur), the following covenants shall apply and be binding on the Member, Managers and the Company:

12.1    Limitation on Indebtedness. The Company will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than as permitted under the terms of the Mortgage or other Loan documents.

12.2    Limitation on Dissolution, Liquidation, Consolidation, Merger or Sale of Assets. The Company is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or sale of substantially all its assets.

12.3     Separateness Covenants. The Company, and the Managers on behalf of the Company, shall:

(i)    Maintain the Company’s books and records separate from those of any other Person and maintain its books, records, resolutions and agreements as official records;

(ii)    Maintain the Company’s bank accounts separate from the bank account of any other Person and will not permit any Affiliate (other than CBL & Associates Management, Inc. and then only in accordance with the terms and provisions of the Property Management Agreement and the Mortgage) or any other constituent party independent access to its bank account;

(iii)    Not commingle the Company’s assets or funds with those of any Affiliate or constituent party or Person and hold all of its assets in the Company’s own name;

(iv)    Maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(v)    Conduct the Company’s business in the Company’s name, (except for services rendered under an arm’s length business management services agreement with an Affiliate that complies with provisions of the Mortgage, so long as the Company requires that such manager, or equivalent thereof, under such business management services agreement expressly indicate in written communications on behalf of the Company that it is acting on behalf of the Company);

(vi)    Maintain separate financial statements (complying with GAAP), showing its assets and liabilities separate and apart from those of any other Person and not to have its assets listed on the financial statement of any other Person; provided, however, the Company may include its financial statements as part of a consolidated financial statement if (A) such statements contain a notation that makes clear that the Company is a separate entity and that the assets and credit of the Company are not available to satisfy liabilities of any other Person and that the assets and credit of such other Person are not available to satisfy liabilities of the Company (except as otherwise provided in the Loan Documents) and (B) the Company’s assets and liabilities are listed on the Company’s own separate balance sheet;

(vii)    (a) File its own tax returns separate from those of any other Person, except to the extent that (A) the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) it is allowed to file consolidated tax returns, in which case the Company may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return and (b) pay any taxes required to be paid under applicable law;

(viii)     Will remain solvent and pay its own liabilities and expenses only out of its own funds as the same become due;

(ix)    Observe all organizational formalities and procedures necessary to maintain its separate existence and preserve its existence in good standing as a single-member limited liability company under the laws of the State of Delaware;

(x)    Except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, not enter into transactions with an Affiliate of the Company, any constituent of the Company or any Affiliate of any constituent party, except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arms-length transaction;

(xi)    Not amend this Agreement with respect to Section 3.1, Section 8.10 or this Section 12.3 without the prior written consent of Lender;

(xii)    Not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale or amendment of its certificate of formation or this Agreement without any required written consent of Lender;

(xiii)     Not assume, guarantee or become obligated for any obligation of any Person, including an Affiliate, or become obligated for the debts of any Person;

(xiv)    Not hold out its credit as being available to satisfy the obligations of any other Person except for obligations permitted to be guaranteed by the Mortgage (or other Loan documents) or indemnification and other obligations of the Company pursuant to this Agreement;

(xv)    Not acquire any obligations or securities of its Affiliates or owners, including partners, members or shareholders, as appropriate, other than its ownership of the Partnership;

(xvi)    Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Mortgage (or other Loan documents) and may make any advance required or expressly permitted to be made pursuant to any provisions of the Mortgage (or other Loan documents) (and permit the same to remain outstanding in accordance with such provisions);

(xvii)     Allocate fairly and reasonably any overhead expenses that arc shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xviii)     Use separate stationery, invoices, and checks bearing its own name;

(xix)    Not pledge its assets to secure the obligations of any other Person, other than to Lender to secure the Loan;

(xx)    Hold itself out to the public and all other Persons as a legal entity separate and distinct from any other Person;

(xxi)    Correct any known misunderstanding regarding its status as a separate entity;

(xxii)     Not identify itself as a department or division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with REIT, and CBL & Associates Management, Inc. may promote its services related to the Property using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through affiliates by Member; provided, however, that to the extent CBL & Associates Management, Inc. acts on behalf of the Company, the Company will require that CBL & Associates Management, Inc. expressly indicate in written communications on behalf of the Company that it is acting on behalf of the Company;

(xxiii)     Maintain capital adequate for businesses of its size and character in light of its contemplated business purposes, transactions and liabilities; provided, however, that the foregoing shall not require the Member to make additional capital contributions to the Company;

(xxiv)     Not form, acquire or hold any subsidiary or own any equity interest in any entity, other than the ownership in the Partnership;

(xxv)     Not hold out the assets or the creditworthiness of any Person as being available for the payment of any liability of the Company;

(xxvi)     Not engage, directly or indirectly, in any business other than as described in Section 3.1, not engage in any activity except those required to be performed under the Loan Documents or this Section 12.3 or as permitted to be performed under all of them and will conduct and operate its business as presently conducted and operated;

(xxvii)     Cause its Managers to act pursuant to a meeting or a written consent in lieu of a meeting and keep minutes of such meetings and actions and observe all other limited liability company formalities;

(xxviii)     Cause the Member, the Managers and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(xxix)     Will not fail at any time to have at least one (1) Independent Manager;

(xxx)     Not own any real property;

(xxxi)     Maintain an arm’s length relationship with its Affiliates;

(xxxii)     Not take any action which, under the terms of any certificate of formation, this Agreement or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the Member or which requires the vote of the Member and the Independent Manager, without such required vote or approval; and

(xxxiii)     Not have any paid managers (other than the Independent Manager) or employees and will obtain all necessary services through third parties (which may include CBL & Associates Management, Inc.) or independent contractors.

Failure of the Company, the Member or the Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

7.	Exhibit “C” to the Agreement is hereby deleted in its entirety, and the following language substituted in lieu thereof:

EXHIBIT “C” TO

LIMITED LIABILITY COMPANY AGREEMENT OF

CBL/BROOKFIELD I, LLC

Managers and Tax Matters Member

Tax Matters Member:	CBL/J I, LLC
Chief Manager:	CBL/J I, LLC
Secretary:	CBL Holdings I, Inc.
Independent Manager:	Michelle A. Dreyer
Assistant Secretaries:	Deborah F. Bell

Stephen R. Goldstein
Mildred W. Hooper
Catherine M. Cook
Janet L. Overman
Stanley W. Hildebrand
Yvette L. Wing
Jeffery V. Curry
Wendy A. Gunn
Elizabeth A. Anderson
Brian Auger
Nancy Braud
Candace Church
June Durham
Michael Herman
David Locke
Catherine Long
Virginia McClain
Denise Postelle
Chris Price Charles Sereebutra

8.	Except as expressly amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Member has executed this Amendment as of the date first above written.

CBL/J I, LLC, a Delaware limited liability company

By:	CBL & Associates Limited Company, a Delaware limited Company, its chief manager

By:	CBL Holdings I, Inc., a Delaware corporation, its sole general partner

By:	/s/ Farzana K. Mitchell
Name:	Farzana K. Mitchell
Title:	Sr vice president - Finance